CONTRACT OF SALE--OFFICE, COMMERICAL AND MULTI-FAMILY RESIDENTIAL PREMISES (2000) This form was originally prepared by the Committee on Real Property of the Association of the Bar of the City of New York. This form may have been altered by the user and any such alterations may not be apparent. To view or download the original unaltered text of this form and an introduction to this form, visit the Real Estate Law page at www.abcny.org.

Contract of Sale—Office, Commercial and Multi-Family Residential Premises

between

SJA INDUSTRIES, LLC (“Seller”)

and

CVD EQUIPMENT CORPORATION (“Purchaser”)

Dated

September 2, 2011

Premises:

355 South Technology Drive
Central Islip, New York 11722

Table of Contents

Section 1.	Sale of Premises and Acceptable Title	1

Section 2.	Purchase Price, Acceptable Funds, Existing Mortgages, Purchase Money Mortgage, Escrow of Downpayment and Foreign Persons	2

Section 3.	The Closing	3

Section 4.	Representations and Warranties of Seller	3

Section 5.	Acknowledgments, Representations and Warranties of Purchaser	4

Section 6.	Seller’s Obligations as to Leases	5

Section 7.	Responsibility for Violations	6

Section 8.	Destruction, Damage or Condemnation	7

Section 9.	Covenants of Seller	8

Section 10.	Seller’s Closing Obligations	8

Section 11.	Purchaser’s Closing Obligations	9

Section 12.	Apportionments	11

Section 13.	Objections to Title, Failure of Seller or Purchaser to Perform and Vendee’s Lien	11

Section 14.	Broker	12

Section 15.	Notices	14

Section 16.	Limitations on Survival of Representations, Warranties, Covenants and other Obligations	14

Section 17.	Due Diligence Period	14

Section 18.	Miscellaneous Provisions	14

Contract of Sale—Office, Commercial and Multi-Family Residential Premises

CONTRACT dated September 2, 2011 between SJA INDUSTRIES, LLC (“Seller”) and CVD EQUIPMENT CORPORATION (“Purchaser”).

Seller and Purchaser hereby covenant and agree as follows:

Section 1.	Sale of Premises and Acceptable Title

§1.01.           Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, at the price and upon the terms and conditions set forth in this contract:  (a) the parcel of land more particularly described in Schedule A attached hereto (“Land”); (b) all buildings and improvements situated on the Land (collectively, “Building”); (c) all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Land to the center line thereof and to any unpaid award for any taking by condemnation or any damage to the Land by reason of a change of grade of any street or highway; (d) the appurtenances and all the estate and rights of Seller in and to the Land and Building; and (e) all right, title and interest of Seller, in and to the fixtures, equipment and other personal property attached or appurtenant to the Building other than “Excluded Personalty,” as hereinafter defined (collectively, “Premises”).  For purposes of this contract, “appurtenances” shall include all right, title and interest of Seller in and to (i) ~~the leases for space in the Building, and all guarantees thereof, as shown on~~ Schedule E ~~attached hereto and any leases entered into by Seller between the date of this contract and the Closing (as hereinafter defined)~~; (ii) the Service Contracts (as hereinafter defined), if any; (iii) plans, specifications, architectural and engineering drawings, prints, surveys, soil and substrata studies relating to the Land and the Building in Seller’s possession; (iv) all operating manuals and books, data and records regarding the Land and the Building and its component systems in Seller’s possession; (v) all licenses, permits, certificates of occupancy and other approvals issued by any state, federal or local authority relating to the use, maintenance or operation of the Land and the Building to the extent that they may be transferred or assigned; (vi) all warranties or guaranties, if any, applicable to the Building, to the extent such warranties or guaranties are assignable; and ~~(vii) all tradenames, trademarks, servicemarks, logos, copyrights and good will relating to or used in connection with the operation of the Land and the Building~~.  The Premises are located at or known as 355 South Technology Drive, Central Islip, New York 11722.

§1.02.           Seller shall convey and Purchaser shall accept marketable fee simple title to the Premises in accordance with the terms of this contract, subject only to:  (a) the matters set forth in Schedule B attached hereto (collectively, “Permitted Exceptions”); and (b) such other matters as (i) the title insurer specified in Schedule D attached hereto (or if none is so specified, then any title insurer licensed to do business by the State of New York) shall be willing, without special premium, to omit as exceptions to coverage or to except with insurance against collection out of or enforcement against the Premises and (ii) shall be accepted by any lender described in Section 274-a of the Real Property Law (“Institutional Lender”) designated by Purchaser which has committed in writing to provide mortgage financing to Purchaser for the purchase of the Premises (“Purchaser’s Institutional Lender”),

Section 2.	Purchase Price, Acceptable Funds, Existing Mortgages, Purchase Money Mortgage, Escrow of Downpayment and Foreign Persons

§2.01.           The purchase price (“Purchase Price”) to be paid by Purchaser to Seller for the Premises as provided in Schedule C attached hereto is Seven Million Two Hundred Thousand and 00/100 ($7,200,000.00) Dollars.

§2.02.           All monies payable under this contract, unless otherwise specified in this contract, shall be paid by (a) certified checks of Purchaser or any person making a purchase money loan to Purchaser drawn on any bank or trust company having a banking office in the City of New York and which is a member of the New York Clearing House Association or (b) official bank checks drawn by any such banking institution, payable to the order of Seller, except that uncertified checks of Purchaser payable to the order of Seller up to the amount of  $5,000 shall be acceptable for sums payable to Seller at the Closing, or (c) with respect to the portion of the Purchase Price payable at the Closing, at Seller’s election, by wire transfer of immediately available federal funds to an account designated by Seller a reasonable time ~~not less than three business days~~ prior to the Closing.

§2.03.           INTENTIONALLY OMITTED.

§2.04.           INTENTIONALLY OMITTED.

§2.05.           If the sum paid under paragraph (a) of Schedule C or any other sums paid on account of the Purchase Price prior to the Closing (collectively, “Downpayment”) are paid by check or checks drawn to the order of and delivered to Seller’s attorney or another escrow agent (“Escrowee”), the Escrowee shall hold the proceeds thereof in escrow in a special bank account (or as otherwise agreed in writing by Seller, Purchaser and Escrowee) until the Closing or sooner termination of this contract and shall pay over or apply such proceeds in accordance with the terms of this section.  Escrowee need not hold such proceeds in an interest-bearing account, but if any interest is earned thereon, such interest shall be paid to the same party entitled to the escrowed proceeds, and the party receiving such interest shall pay any income taxes thereon.  The tax identification numbers of the parties are either set forth in Schedule D or shall be furnished to Escrowee upon request.  At the Closing, such proceeds and the interest thereon, if any, shall be paid by Escrowee to Seller.  If for any reason the Closing does not occur, Escrowee shall continue to hold such amount until otherwise directed by written instructions from the parties to this contract or a final judgment of a court.  However, Escrowee shall have the right at any time to deposit the escrowed proceeds and interest thereon, if any, with the clerk of the Supreme Court of the county in which the Land is located.  Escrowee shall give written notice of such deposit to Seller and Purchaser.  Upon such deposit Escrowee shall be relieved and discharged of all further obligations and responsibilities hereunder.

    (b)       The parties acknowledge that Escrowee is acting solely as a stakeholder at their request and for their convenience, that Escrowee shall not be deemed to be the agent of either of the parties, and that Escrowee shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith, in willful disregard of this contract or involving gross negligence.  Seller and Purchaser shall jointly and severally indemnify and hold Escrowee harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of Escrowee’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrowee in bad faith, in willful disregard of this contract or involving gross negligence on the part of Escrowee.

(c)      Escrowee has acknowledged agreement to these provisions by signing in the place indicated on the signature page of this contract.

(d)      If Escrowee is Seller’s attorney, Escrowee or any member of its firm shall be permitted to act as counsel for Seller in any dispute as to the disbursement of the Downpayment or any other dispute between the parties whether or not Escrowee is in possession of the Downpayment and continues to act as Escrowee.  As between the parties, Seller shall be liable for any loss of the Downpayment.

(e)      Escrowee may act or refrain from acting in respect of any matter referred to in this §2.05 in full reliance upon and with the advice of counsel which may be selected by it (including any member of its firm) and shall be fully protected in so acting or refraining from action upon the advice of such counsel.

§2.06.           In the event that Seller is a “foreign person”, as defined in Internal Revenue Code Section 1445 and regulations issued thereunder (collectively, the “Code Withholding Section”), or in the event that Seller fails to deliver the certification of non-foreign status required under §10.12(c), or in the event that Purchaser is not entitled under the Code Withholding Section to rely on such certification, Purchaser shall deduct and withhold from the Purchase Price a sum equal to ten percent (10%) thereof and shall at Closing remit the withheld amount with Forms 8288 and 8288A or any successors thereto) to the Internal Revenue Service; and if the cash balance of the Purchase Price payable to Seller at the Closing after deduction of net adjustments, apportionments and credits (if any) to be made or allowed in favor of Seller at the Closing as herein provided is less than ten percent (10%) of the Purchase Price, Purchaser shall have the right to terminate this contract, in which event Seller shall refund the Downpayment to Purchaser and shall reimburse Purchaser for title examination and survey costs as if this contract were terminated pursuant to §13.02.  The right of termination provided for in this §2.06 shall be in addition to and not in limitation of any other rights or remedies available to Purchaser under applicable law.

Section 3.	The Closing

§3.01.           Except as otherwise provided in this contract, the closing of title pursuant to this contract (“Closing”) shall take place on the scheduled date and time of closing specified in Schedule D (the actual date of the Closing being herein referred to as “Closing Date”) at the place specified in Schedule D.

Section 4.                 Representations and Warranties of Seller

Seller represents and warrants to Purchaser as follows:

§4.01.           Unless otherwise provided in this contract, Seller is the sole owner of the Premises.

§4.02.           Intentionally Omitted.

§4.03.           Intentionally Omitted.

§4.04.           Intentionally Omitted.

§4.05.           Intentionally Omitted.

§4.06.           Intentionally Omitted.

§4.07.           Intentionally Omitted.

§4.08.           Intentionally Omitted.

§4.09.           If a copy of a certificate of occupancy for the Premises has been exhibited to and initialed by Purchaser or its representative, such copy is a true copy of the original and such certificate has not been amended, but Seller makes no representation as to compliance with any such certificate.

§4.10.           Intentionally Omitted.

§4.11.           Intentionally Omitted.

§4.12.           Seller has no actual knowledge that any incinerator, boiler or other burning equipment on the Premises is being operated in violation of applicable law.  If copies of a certificate or certificates of operation therefor have been exhibited to and initialed by Purchaser or its representative, such copies are true copies of the originals.

§4.13.           Except as otherwise set forth in Schedule D, Seller has no actual knowledge of any assessment payable in annual installments, or any part thereof, which has become a lien on the Premises.

§4.14.           Seller is not a “foreign person” as defined in the Code Withholding Section.

§4.15.           Seller is a New York limited liability company that has been duly organized and is validly and presently existing in good standing under the laws of the state of its formation.

§4.16.           Seller has taken all necessary action to authorize the execution, delivery and performance of this contract and has the power and authority to execute, deliver and perform this contract and consummate the transaction contemplated hereby.  Assuming due authorization, execution and delivery by each other party hereto, this contract and all olligations of Seller hereunder are the legal, valid and binding obligations of Seller, enforceable in accordance with the terms of this contract, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

§4.17.           The execution and delivery of this contract and the performance of its obligations hereunder by Seller will not conflict with any provision of any law or regulation to which Seller is subject or any agreement or instrument to which Seller is a party or by which it is bound or any order or decree applicable to Seller or result in the creation or imposition of any lien on any of Seller’s assets or property which would materially and adversely affect the ability of Seller to carry out the terms of this contract.  Seller has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery or performance by Seller of this contract.

§4.18.           There are no pending proceedings or appeals to correct or reduce the assessed valuation of the Premises except: See Rider.

For purposes of this Section, the phrase “to Seller’s knowledge” shall mean the actual knowledge of the managing member of Seller without any special investigation.

The representations and warranties made by Seller in this contract shall be deemed restated and shall be true and accurate on the Closing Date.

Section 5.	Acknowledgments, Representations and Warranties of Purchaser

Purchaser acknowledges that:

§5.01.           Purchaser has inspected the Premises, is fully familiar with the physical condition and state of repair thereof, and, subject to the provisions of §7.01, §8.01, and §9.04, shall accept the Premises “as is” and in their present condition, subject to reasonable use, wear, tear and natural deterioration between now and the Closing Date, without any reduction in the Purchase Price for any change in such condition by reason thereof subsequent to the date of this contract.

§5.02.           Before entering into this contract, Purchaser has made such examination of the Premises and all other matters affecting or relating to this transaction as Purchaser deemed necessary.  In entering into this contract, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this contract, whether or not any such representations, warranties or statements were made in writing or orally.

Purchaser represents and warrants to Seller that:

§5.03.           The funds comprising the Purchase Price to be delivered to Seller in accordance with this contract are not derived from any illegal activity.

§5.04.           Purchaser has taken all necessary action to authorize the execution, delivery and performance of this contract and has the power and authority to execute, deliver and perform this contract and the transaction contemplated hereby.  Assuming due authorization, execution and delivery by each other party hereto, this contract and all obligations of Purchaser hereunder are the legal, valid and binding obligations of Purchaser, enforceable in accordance with the terms of this contract, except as such enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

§5.05.           The execution and delivery of this contract and the performance of its obligations hereunder by Purchaser will not conflict with any provision of any law or regulation to which Purchaser is subject or any agreement or instrument to which Purchaser is a party or by which it is bound or any order or decree applicable to Purchaser or result in the creation or imposition of any lien on any of Purchaser’s assets or property which would materially and adversely affect the ability of Purchaser to carry out the terms of this contract.  Purchaser has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery or performance by Purchaser of this contract.

Section 6.	Seller’s Obligations as to Leases

§6.01.           ~~Unless otherwise provided in a schedule attached to this contract, between the date of this contract and the Closing,~~ Seller shall not, without Purchaser’s prior written consent, ~~which consent shall not be unreasonably withheld~~:  (a) amend, renew or extend any Lease in any respect, unless required by law; (b) grant a written lease to any tenant occupying space pursuant to a Tenancy; ~~or (c) terminate any lease or Tenancy except by reason of a default by the tenant thereunder~~.

§6.02.           Unless otherwise provided in a schedule attached to this contract, between the date of this contract and the Closing, Seller shall not permit occupancy of, or enter into any new lease for, space in the Building ~~which is presently vacant or which may hereafter become vacant without first giving Purchaser written notice of the identity of the proposed tenant, together with (a) either a copy of the proposed lease or a summary of the terms thereof in reasonable detail and (b) a statement of the amount of the brokerage commission, if any, payable in connection therewith and the terms of payment thereof.  If Purchaser objects to such proposed lease, Purchaser shall so notify Seller within 4 business days after receipt of Seller’s notice if such notice was personally delivered to Purchaser, or within 7 business days after the mailing of such notice by Seller to Purchaser, in which case Seller shall not enter into the proposed lease.  Unless otherwise provided in a schedule attached to this contract, Purchaser shall pay to Seller at the Closing, in the manner specified in §2.02, the rent and additional rent that would have been payable under the proposed lease from the date on which the tenant’s obligation to pay rent would have commenced if Purchaser had not so objected until the Closing Date, less the amount of the brokerage commission specified in Seller’s notice and the reasonable cost of decoration or other work required to be performed by the landlord under the terms of the proposed lease to suit the premises to the tenant’s occupancy (“Reletting Expenses”), prorated in each case over the term of the proposed lease and apportioned as of the Closing Date.  If Purchaser does not so notify Seller of its objection, Seller shall have the right to enter into the proposed lease with the tenant identified in Seller’s notice and Purchaser shall pay to Seller, in the manner specified in §2.02, the Reletting Expenses, prorated in each case over the term of the lease and apportioned as of the later of the Closing Date or the rent commencement date.  Such payment shall be made by Purchaser to Seller at the Closing.  In no event shall the amount so payable to Seller exceed the sums actually paid by Seller on account thereof.~~

§6.03.           ~~If any space is vacant on the Closing Date, Purchaser shall accept the Premises subject to such vacancy, provided that the vacancy was not permitted or created by Seller in violation of any restrictions contained in this contract~~.  ~~Seller shall not grant any concessions or rent abatements for any period following the Closing without Purchaser’s prior written consent.  Seller shall not apply all or any part of the security deposit of any tenant unless such tenant has vacated the Premises~~.

§6.04.           ~~Seller does not warrant that any particular Lease or Tenancy will be in force or effect at the Closing or that the tenants will have performed their obligations thereunder.  The termination of any Lease or Tenancy prior to the Closing by reason of the tenant’s default shall not affect the obligations of Purchaser under this contract in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser~~.

~~§6.05.           Seller hereby indemnifies and agrees to defend Purchaser against any claims made pursuant to §7-107 or §7-108 of the General Obligations Law (the “GOL”) by tenants who resided in the Premises on or prior to the Closing Date other than (a) claims with respect to tenants’ security deposit paid, credited or assigned to Purchaser pursuant to §10.03, (b) claims made pursuant to §7-107 of the GOL with respect to funds for which Seller was not liable, and (c) claims made pursuant to §7-108 of the GOL by tenants to whom Purchaser failed to give the written notice specified in §7-108(c) of the GOL within thirty days after the Closing Date.  The foregoing indemnity and agreement shall survive the Closing and shall be in lieu of any escrow permitted by §7-108(d) of the GOL, and Purchaser hereby waives any right it may have to require any such escrow.~~

Section 7.	Responsibility for Violations

§7.01.           Except as provided in §7.02 and §7.03, all notes or notices of violations of law or governmental ordinances, orders or requirements which were noted or issued prior to the date of  Closing by any governmental department, agency or bureau having jurisdiction as to conditions affecting the Premises ~~and all liens which have attached to the Premises prior to the Closing pursuant to the Administrative Code of the City of New York, if applicable~~, shall be removed or complied with by Seller.  If such removal or compliance has not been completed prior to the Closing, Seller shall pay to Purchaser at the Closing the reasonably estimated unpaid cost to effect or complete such removal or compliance, and Purchaser shall be required to accept title to the Premises subject thereto, except that Purchaser shall not be required to accept such title and may terminate this contract as provided in §13.02 if ~~(a)~~ Purchaser’s Institutional Lender ~~reasonably~~ refuses to provide financing by reason thereof ~~or (b) the Building is a multiple dwelling and either (i) such violation is rent impairing and causes rent to be unrecoverable under Section 302-a of the Multiple Dwelling Law or (ii) a proceeding has been validly commenced by tenants and is pending with respect to such violation for a judgment directing deposit and use of rents under Article 7-A of the Real Property Actions and Proceedings Law.~~

§7.02.           If the reasonably estimated aggregate cost to remove or comply with any violations or liens which Seller is required to remove or comply with pursuant to the provisions of §7.01 shall exceed the Maximum Amount specified in Schedule D (~~or if none is so specified, the Maximum Amount shall be one-half of one percent of the Purchase Price~~), Seller shall have the right to cancel this contract, in which event the sole liability of Seller shall be as set forth in §13.02, unless Purchaser elects to accept title to the Premises subject to all such violations or liens, in which event Purchaser shall be entitled to a credit of an amount equal to the Maximum Amount against the monies payable at the Closing.

§7.03.           ~~Regardless of whether a violation has been noted or issued prior to the date of this contract, Seller’s failure to remove or fully comply with any violations which a tenant is required to remove or comply with pursuant to the terms of its lease by reason of such tenant’s use or occupancy shall not be an objection to title.  Purchaser shall accept the Premises subject to all such violations without any liability of Seller with respect thereto or any abatement of or credit against the Purchase Price, except that if Purchaser’s Institutional Lender reasonably refuses to provide financing by reason of a violation described above, Purchaser shall not be required to accept the Premises subject thereto and Purchaser shall have the right to terminate this contract in the manner provided in §13.0~~2.

§7.04.           If required, Seller, upon written request by Purchaser, shall promptly furnish to Purchaser written authorizations to make any necessary searches for the purposes of determining whether notes or notices of violations have been noted or issued with respect to the Premises or liens have attached thereto.

Section 8.	Destruction, Damage or Condemnation

§8.01.           The provisions of Section 5-1311 of the General Obligations Law shall apply to the sale and purchase provided for in this contract.

Section 9.	Covenants of Seller

Seller covenants that between the date of this contract and the Closing:

~~§9.01.           The Existing Mortgage(s) shall not be amended or supplemented or prepaid in whole or in part.  Seller shall pay or make, as and when due and payable, all payments of principal and interest and all deposits required to be paid or made under the Existing Mortgage(s).~~

§9.02.           Seller shall not modify or amend any Service Contract or enter into any new service contract unless the same is terminable without penalty by the then owner of the Premises upon not more than 30 days’ notice.

§9.03.           ~~If an insurance schedule is attached hereto, Seller shall maintain in full force and effect until the Closing the insurance policies described in such schedule or renewals thereof for no more than one year of those expiring before the Closing~~.

§9.04.           ~~No fixtures, equipment or personal property included in this sale shall be removed from the Premises unless the same are replaced with similar items of at least equal quality prior to the Closing~~The parties agree that the property listed on Schedule G annexed hereto (the “Excluded Personalty”) is not included in this sale and shall be removed by Seller prior to Closing, and any damage to the Premises caused by such removal shall be properly repaired at Seller’s expense prior to Closing.  Notwithstanding anything to the contrary contained herein, the following personal property shall remain on the premises at closing, in their “as is” condition, subject to ordinary wear and tear and shall be the property of the Purchaser:  phone and data lines, alarm system wiring; window treatments; and cherry furniture in  two (2) executive offices.

§9.05.           Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate taxes assessed against the Premises for any fiscal period in which the Closing is to occur or any subsequent fiscal period without the prior written consent of Purchaser, which consent shall not be unreasonably withheld.  Real estate tax refunds and credits received after the Closing Date which are attributable to the fiscal tax year during which the Closing Date occurs shall be apportioned between Seller and Purchaser, after deducting the expenses of collection thereof, which obligation shall survive the Closing.

§9.06.           Seller shall allow Purchaser or Purchaser’s representatives access to the Premises, the Leases and other documents required to be delivered under this contract upon reasonable prior notice at reasonable times.

Section 10.	Seller’s Closing Obligations

At the Closing, Seller shall deliver the following to Purchaser:

§10.01.               A statutory form of bargain and sale deed with~~out~~ covenant against grantor’s acts, containing the covenant required by Section 13 of the Lien Law, and properly executed in proper form for recording so as to convey the title required by this contract (the “Deed”).

§10.02.               Intentionally Omitted.

§10.03.               Intentionally Omitted..

§10.04.               Intentionally Omitted..

§10.05.               Intentionally Omitted.

§10.06.               An assignment to Purchaser, without recourse or warranty, of all of the interest of Seller in ~~those~~ any Service Contracts that Purchaser has elected to accept, and any other~~, insurance policies~~, certificates, permits and other documents to be delivered to Purchaser at the Closing which are then in effect and are assignable by Seller.

§10.07.               Intentionally Omitted.

§10.08.               Intentionally Omitted.

§10.09.               Intentionally Omitted.

§10.10.               To the extent they are then in Seller’s possession and not posted at the Premises, certificates, licenses, permits, authorizations and approvals issued for or with respect to the Premises by governmental and quasi-governmental authorities having jurisdiction.

§10.11.               Such affidavits as Purchaser’s title company shall reasonably require in order to omit from its title insurance policy all exceptions for judgments, bankruptcies or other returns against persons or entities whose names are the same as or similar to Seller’s name.

§10.12.               (a)  Checks to the order of the appropriate officers in payment of all applicable real property transfer taxes and copies of any required tax returns therefor executed by Seller, which checks shall be attorney escrow checks, certified or official bank checks ~~if required by the taxing authority~~, unless Seller elects to have Purchaser pay any of such taxes and credit Purchaser with the amount thereof, and (b) a certification of non-foreign status, in form required by the Code Withholding Section, signed under penalty of perjury.  Seller understands that such certification will be retained by Purchaser and will be made available to the Internal Revenue Service on request.

§10.13.               Intentionally Omitted.

§10.14.               Intentionally Omitted.

§10.15.               Intentionally Omitted.

§10.16.               If Seller is a corporation and if required by Section 909 of the Business Corporation Law, a resolution of Seller’s board of directors authorizing the sale and delivery of the Deed and a certificate executed by the secretary or assistant secretary of Seller certifying as to the adoption of such resolution and setting forth facts showing that the transfer complies with the requirements of such law.  The Deed referred to in §10.01 shall also contain a recital sufficient to establish compliance with such law.

§10.17.               Possession of the Premises vacant, broom clean, free of all tenancies, and in the condition required by this contract, ~~subject to the Leases and Tenancies~~, and keys therefor.

§10.18.               A blanket assignment, without recourse or representation, of all Seller’s right, title and interest, if any, to all contractors’, suppliers’, materialmen’s and builders’ guarantees and warranties of workmanship and/or materials in force and effect with respect to the Premises on the Closing Date and a true and complete copy of each thereof.

§10.19.               Intentionally Omitted.

§10.20.               A certificate of Seller confirming that the warranties and representations of Seller set forth in this contract are true and complete on and as of the Closing Date (the statements made in such certificate shall be subject to the same limitations on survival as are applicable to Seller’s representations and warranties under §4).

§10.21.               Any other documents required by this contract to be delivered by Seller.

Section 11.	Purchaser’s Closing Obligations

At the Closing, Purchaser shall:

§11.01.               Deliver to Seller checks or wire transfer of immediately available federal funds to Seller, in payment of the portion of the Purchase Price payable at the Closing, as adjusted for apportionments under Section 12, ~~plus the amount of escrow deposits, if any, assigned pursuant to §10.08~~.

§11.02.               Intentionally Omitted.

§11.03.               Intentionally Omitted.

§11.04.               Cause the Deed to be recorded, duly complete all required real property transfer tax returns and cause all such returns and checks in payment of such taxes to be delivered to the appropriate officers promptly after the Closing.

§11.05.               Intentionally Omitted..

§11.06.               Deliver to Seller a certificate confirming that the warranties and representations of Purchaser set forth in this contract are true and complete as of the Closing Date.

§11.07.               Deliver any other documents required by this contract to be delivered by Purchaser.

Section 12.	Apportionments

§12.01.               The following apportionments shall be made between the parties at the Closing as of the close of business on the day prior to the Closing Date:

(a)      Intentionally Omitted.;

(b)      Intentionally Omitted;

(c)      real estate taxes (or PILOT Payments, if applicable), water charges and sewer rents, if any, on the basis of the fiscal period for which assessed, except that if there is a water meter on the Premises, apportionment at the Closing shall be based on the last available reading, subject to adjustment after the Closing when the next reading is available;

(d)      Intentionally Omitted;

(e)      value of fuel stored on the Premises, if any, at the price then charged by Seller’s supplier, including any taxes;

(f)      Intentionally Omitted;

(g)      Intentionally Omitted;

(h)      Intentionally Omitted;

(i)      Intentionally Omitted;

(j)      Intentionally Omitted; and

(k)      any other items listed in Schedule D.

If the Closing shall occur before a new tax rate is fixed, the apportionment of taxes at the Closing shall be upon the basis of the old tax rate for the preceding period applied to latest assessed valuation.  Promptly after the new tax rate is fixed, the apportionment of taxes shall be recomputed.  An discrepancy resulting from such recomputation and any errors or omissions in computing apportionments at Closing shall be promptly corrected, which obligations shall survive the Closing.

§12.02.               Intentionally Omitted.

§12.03.               Intentionally Omitted.

Section 13.	Objections to Title, Failure of Seller or Purchaser to Perform and Vendee’s Lien

§13.01.               Purchaser shall promptly order an examination of title and shall cause a copy of the title report to be forwarded to Seller’s attorney upon receipt.  Seller shall be entitled to a reasonable adjournment or adjournments of the Closing for up to 30 days ~~or until the expiration date of any written commitment of Purchaser’s Institutional Lender delivered to Purchaser prior to the scheduled date of Closing, whichever occurs first,~~ or until the expiration date of any written commitment of Purchaser’s Institutional Lender delivered to Purchaser prior to the scheduled date of Closing, whichever occurs first, to remove any defects in or objections to title noted in such title report and any other defects or objections which may be disclosed on or prior to the Closing Date.

§13.02.               If Seller shall be unable to convey title to the Premises at the Closing in accordance with the provisions of this contract or if Purchaser shall have any other grounds under this contract for refusing to consummate the purchase provided for herein, Purchaser, nevertheless, may elect to accept such title as Seller may be able to convey with a  credit against the monies payable at the Closing equal to the reasonably estimated cost to cure the same (up to the Maximum Expense described below), but without any other credit or liability on the part of Seller.  If Purchaser shall not so elect, Purchaser may terminate this contract and the sole liability of Seller shall be to refund the Downpayment to Purchaser and to reimburse Purchaser for the following costs (collectively, the “Purchaser’s Costs”): the net cost of title examination, but not to exceed the net amount charged by Purchaser’s title company therefor without issuance of a policy, and the net cost of updating the existing survey of the Premises or the net cost of a new survey of the Premises if there was no existing survey, a new survey was required by Purchaser’s Institutional Lender or the existing survey was not capable of being updated. ~~and a new survey was required by Purchaser’s Institutional Lender~~.  Upon such refund and reimbursement, this contract shall be null and void and the parties hereto shall be relieved of all further obligations and liability other than any arising under Section 14.  Seller shall not be required to bring any action or proceeding or to incur any expense in excess of the Maximum Expense specified in Schedule D (~~or if none is so specified, the Maximum Expense shall be one-half of one percent of the Purchase Price)~~ to cure any title defect or to enable Seller otherwise to comply with the provisions of this contract, but the foregoing shall not permit Seller to refuse to pay off at the Closing, to the extent of the monies payable at the Closing, mortgages or other liens on the Premises which can be satisfied or discharged by payment of a sum certain, ~~other than Existing Mortgages~~, of which Seller has actual knowledge.

§13.03.               Any unpaid taxes, assessments, water charges and sewer rents, together with the interest and penalties thereon to a date not less than two days following the Closing Date, and any other liens and encumbrances which Seller is obligated to pay and discharge or which are against corporations, estates or other persons in the chain of title, together with the cost of recording or filing any instruments necessary to discharge such liens and encumbrances of record, may be paid out of the proceeds of the monies payable at the Closing if Seller delivers to Purchaser on the Closing Date official bills for such taxes, assessments, water charges, sewer rents, interest and penalties and instruments in recordable form sufficient to discharge any other liens and encumbrances of record.  Upon request made a reasonable time before the Closing, Purchaser shall provide at the Closing separate checks for the foregoing payable to the order of the holder of any such lien, charge or encumbrance and otherwise complying with §2.02.  If Purchaser’s title insurance company is willing to insure both Purchaser and Purchaser’s Institutional Lender, if any, that such charges, liens and encumbrances will not be collected out of or enforced against the Premises, then, unless Purchaser’s Institutional Lender ~~reasonably~~ refuses to accept such insurance in lieu of actual payment and discharge, Seller shall have the right, in lieu of payment and discharge to deposit with the title insurance company such funds or assurances or to pay such special or additional premiums as the title insurance company may require in order to so insure.  In such case the charges, liens and encumbrances with respect to which the title insurance company has agreed so to insure shall not be considered objections to title.

§13.04.               If Purchaser shall default in the performance of its obligation under this contract to purchase the Premises, the sole remedy of Seller shall be to retain the Downpayment as liquidated damages for all loss, damage and expense suffered by Seller, including without limitation the loss of its bargain.

§13.05.               Purchaser shall have a vendee’s lien against the Premises for the amount of the Downpayment, but such lien shall not continue after default by Purchaser under this contract.

Section 14.	Broker

§14.01.               If a broker is specified in Schedule D, Seller and Purchaser mutually represent and warrant that such broker is the only broker with whom they have dealt in connection with this contract and that neither Seller nor Purchaser knows of any other broker who has claimed or may have the right to claim a commission in connection with this transaction, unless otherwise indicated in Schedule D.  The commission of such broker shall be paid pursuant to separate agreement by the party specified in Schedule D.  If no broker is specified in Schedule D, the parties acknowledge that this contract was brought about by direct negotiation between Seller and Purchaser and that neither Seller nor Purchaser knows of any broker entitled to a commission in connection with this transaction.  Unless otherwise provided in Schedule D, Seller and Purchaser shall indemnify and defend each other against any costs, claims or expenses, including attorneys’ fees, arising out of the breach on their respective parts of any representations, warranties or agreements contained in this paragraph.  The representations and obligations under this paragraph shall survive the Closing or, if the Closing does not occur, the termination of this contract.

Section 15.	Notices

    §15.01.              All notices under this contract shall be in writing and shall be delivered personally or shall be sent by prepaid registered or certified mail, or by prepaid overnight courier with receipt acknowledged, addressed as set forth in Schedule D, or as Seller or Purchaser shall otherwise have given notice as herein provided.

Section 16.	Limitations on Survival of Representations, Warranties, Covenants and other Obligations

§16.01.               Except as otherwise provided in this contract, no representations, warranties, covenants or other obligations of Seller set forth in this contract shall survive the Closing, and no action based thereon shall be commenced after the Closing.  The representations, warranties, covenants and other obligations of Seller set forth in §4.03, §6.01, §6.02 and the Rider annexed hereto, shall survive until the Limitation Date specified in Schedule D (or if none is so specified, the Limitation Date shall be the date which is six months after the Closing Date), and no action based thereon shall be commenced after the Limitation Date.

§16.02.               The delivery of the Deed by Seller, and the acceptance thereof by Purchaser, shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed hereunder, except those obligations of Seller which are expressly stated in this contract to survive the Closing.

Section 17.	Due Diligence Period

    §17.01.              ~~During the period (the “Due Diligence Period”) commencing on the date hereof and ending at 5:00 P.M. Eastern Standard Time on the~~ ___ ~~day following the date hereof,~~

Purchaser shall have the right to have the Premises inspected during reasonable hours, after reasonable notice to Seller, and to obtain the following inspection reports (collectively, the “Reports”) with respect to the Premises, at Purchaser’s sole cost and expense:

(a)      Within sixty (60) days after the date of this Contract (the “Environmental Report Period”), an inspection and report (the “Environmental Report”) from a licensed environmental inspection laboratory or a licensed engineer (the “Inspection Company”) with respect to the presence or absence of hazardous or toxic substances or conditions at the Premises including, without limitation, asbestos, polychlorinated biphenyls, petroleum products and those hazardous substances defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq. and all amendments thereto, including, without limitation, the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq., and the rules and regulations promulgated thereunder; New York State Environmental Liability Review Act, New York Environmental Conservation Law (ECL) §§8-0101 et seq.; and the New York State Water Pollution Control Act, ECL §§ 17-0101 et seq., (collectively, “Hazardous Substances”) , on the Premises; and

(b)      Within sixty (60) days after the date of this Contract (the “Engineering Report Period”), an n inspection and report (the “Engineering Report”) from a licensed engineer and other appropriate professionals (collectively, the “Engineer”) with respect to the structural and physical condition of the Premises, all mechanical systems and utilities servicing the Premises, curtain walls, roofs, wells, septic and drainage systems, and compliance with the Americans with Disabilities Act (collectively, “Building Conditions”).

    §17.02.              Purchaser shall cause copies of the Environmental Report to be delivered to Seller within the Environmental Report Period and shall cause a copy of the ~~and~~ Engineering Report ~~(collectively, the “Reports”)~~ to be delivered to Seller within the Engineering Report Period. ~~prior to the expiration of the Due Diligence Period~~. The Environmental Report and Engineering Report shall contain, or be accompanied by, a good faith written estimate of the cost of correcting any “Environmental Condition” or “Engineering Condition” (as hereinafter defined) prepared by the Inspection Company or Engineer, as the case may be (each a “Purchaser’s Estimate”). The Engineering Report Period and the Environmental Report Period are collectively referred to as the “Due Diligence Periods.” Purchaser may elect to cancel this contract, by written notice (the “Termination Notice”) to Seller delivered on or before the last day of the applicable Due Diligence Period, if (i) the Environmental Report states that there are Hazardous Substances on the Premises which require remediation in order to comply with applicable law (an “Environmental Condition”) and contains (or is accompanied by) the Purchaser’s Estimate with respect thereto or (ii) the Engineering Report states that there are defects in the Building and contains (or is accompanied by) the Purchaser’s Estimate with respect thereto ~~(a “Defective Condition”)~~ and, in the best professional judgment of the Engineer, such ~~Defective Condition(s)~~ defects will cost in excess of  thirty thousand ($30,000) dollars to correct (a “Engineering Condition”). Notwithstanding the forgoing, Purchaser’s cancellation of this contract shall be deemed null and void if, within ten (10) days after receipt of the Termination Notice, Seller gives Purchaser written notice (the “Correction Notice”) of Seller’s election to either (i) correct all Engineering Conditions and Environmental Conditions prior to Closing at Seller’s sole cost and expense or (ii) credit the Purchaser at Closing with an amount equal to the reasonable cost of correcting any Engineering Conditions less $30,000 and the reasonable cost of correcting any Environmental Conditions, both as set forth in Purchaser’s Estimate.

    §17.03.              During ~~the~~ each Due Diligence Period, Seller agrees to cooperate in all reasonable respects with Purchaser and agrees to make available to Purchaser and its agents all of the applicable books, files and records relating to the Premises which are in the possession or under the control of Seller.

    §17.04.              Purchaser hereby indemnifies and agrees to defend and hold Seller harmless from all loss, cost (including, without limitation, reasonable attorneys’ fees), claim or damage caused by the inspection of the Premises by Purchaser, its agents, consultants or representatives.

    §17.05.              TIME SHALL BE OF THE ESSENCE WITH RESPECT TO PURCHASER’S ACTIONS PURSUANT TO THIS SECTION 17.  In the event Purchaser shall (i) fail to have the Premises inspected prior to the expiration of ~~the~~ each Due Diligence Period, (ii) fail to deliver a copy of the Reports to Seller prior to the expiration of ~~the~~ each Due Diligence Period or (iii) fail to give the Termination Notice prior to the expiration of ~~the~~ each Due Diligence Period, Purchaser shall be deemed to have waived the right to cancel this contract as provided in §17.02.

    §17.06.                TIME SHALL BE OF THE ESSENCE WITH RESPECT TO SELER’S ACTIONS PURSUANT TO THIS SECTION 17.  In the event that Seller shall fail to give the Purchaser timely written notice (the “Correction Notice”) of Seller’s election to either (i) correct all Engineering Conditions and Environmental Conditions prior to Closing at Seller’s sole cost and expense or (ii) credit the Purchaser at Closing with an amount equal to the reasonable cost of correcting any Engineering Conditions less $30,000 and the reasonable cost of correcting any Environmental Conditions, both as set forth in Purchaser’s Estimate, Seller shall be deemed to have waived its right to nullify Purchaser’s cancellation of the Contract pursuant to §17.02. If this Contract is cancelled pursuant to this Article 17, neither party shall thereafter have any further rights against, or obligations or liabilities to, the other by reason of this Contract, except that (i) the Downpayment shall be promptly refunded to Purchaser and (ii) those provisions which, by the express terms of this Contract survive cancellation, shall survive.

    §17.07.

Section 18.	Miscellaneous Provisions

§18.01.               ~~If consent of the Existing Mortgagee(s) is required under §2.03(b),~~ Purchaser shall not assign this contract or its rights hereunder without the prior written consent of Seller.  No permitted assignment of Purchaser’s rights under this contract shall be effective against Seller unless and until an executed counterpart of the instrument of assignment shall have been delivered to Seller and Seller shall have been furnished with the name and address of the assignee.  The term “Purchaser” shall be deemed to include the assignee under any such effective assignment.  Notwithstanding the foregoing, Purchaser shall be permitted to assign this Contract to an authorized intermediary pursuant to a Section 1031 exchange and Seller agrees to execute all reasonable and customary documents in connection with such Section 1031 (including an Exchange Addendum) upon request by Purchaser, provided such Section 1031 exchange does not result in additional cost to Seller or delay the Closing.

§18.02.               This contract embodies and constitutes the entire understanding between the parties with respect to the transaction contemplated herein, and all prior agreements, understandings, representations and statements, oral or written, are merged into this contract.  Neither this contract nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument.

§18.03.               This contract shall be governed by, and construed in accordance with, the law of the State of New York.

§18.04.               The captions in this contract are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this contract or any of the provisions hereof.

§18.05.               This contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs or successors and permitted assigns.

§18.06.               This contract shall not be binding or effective until properly executed and delivered by Seller and Purchaser.

§18.07.               As used in this contract, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

§18.08.               If the provisions of any schedule or rider to this contract are inconsistent with the provisions of this contract, the provisions of such schedule or rider shall prevail.  Set forth in Schedule D is a list of any and all schedules and riders which are attached hereto but which are not listed in the Table of Contents.

IN WITNESS WHEREOF, the parties hereto have executed this contract as of the date first above written.

Seller: SJA INDUSTRIES, LLC

BY: /s/ Jay Austrian
Jay Austrian, Managing Member

Purchaser:
CVD EQUIPMENT CORPORATION

BY: /s/ Leonard Rosenbaum